Exhibit 99.1

JBI, Inc. Comments on Recent Trading Activity and Discloses Potential Transactions

JBI, Inc. (the “Company” or “JBII”) stated today that it was concerned about this month’s significant trading volumes and stock price increase, which appear to be unrelated to any disclosures by the Company.

The Company notes that on March 16, 2011 it signed a non-binding letter of intent with a potential customer for the purchase of the naphtha produced from the Company's Plastic2Oil process. At this time, a definitive fuel supply agreement is being negotiated; however, it is possible that the Company and the potential customer may not finalize a definitive agreement.

Additionally, on April 14, 2011, after much discussion and exchanges of drafts, the Company received what management believes is a final referral agreement with a large company that has a significant number of material recycling facilities and high volume waste plastic streams.  The contemplated referral agreement provides a framework for the other party to introduce JBI to their clients who produce plastic feedstock to leverage JBI’s Plastic2Oil™ process. The referring party would be paid a fee based on Plastic2Oil™ fuel produced from plastic feedstock which JBI is provided at no cost from the client. At this time no definitive agreement has been executed and it is possible that the Company and the other party may not finalize a definitive agreement.

Additionally, JBI has been negotiating Joint Venture agreements with both the aforementioned company and one of its customers. These companies have sent in excess of 141,640 lbs of waste plastic to date.  This plastic was processed and evaluated for qualitative and quantitative analytical data. Over the last few months, JBI has met with executives and representatives from these Companies at their respective locations and our Plastic2Oil factory.

The contemplated structure of a Joint Venture with JBI is:

•	JBI will build and operate a Plastic2Oil processor at the source of the plastic waste.

•	JBI will receive plastic waste at no cost.

•	JBI will share in the revenue from the sale of fuel generated by the machine, 80% / 20% (JBI receives 80%).

•	As JBI staff will operate the process, JBI will assume all risks.

JBI continues in discussions with these companies; however, finalization and execution of these agreements are subject to a number of conditions including, due diligence by each of the parties, negotiations and execution of a definitive agreement; and that there can be no assurance that either the proposed agreements or the transactions contemplated by these agreements will in fact be consummated or, if consummated, that the terms and conditions will not be changed.

JBI is also in discussions for other joint venture opportunities; however, JBI is focused on joint ventures with potential partners who have existing permits and high volume waste plastic streams.

Although JBI continues to be optimistic about its Plastics2Oil technology, we remind investors that both this technology and the Company as a whole are subject to various risk factors that we disclosed in our amended Form 10-K filed with the SEC on December 16, 2010.  Among other things, there have been no fuel sales to date and, although the Company believes that our P2O machines can be operated profitably, there is no assurance that this will occur.  Further, the need to obtain necessary licenses, rights and permits in various jurisdictions may adversely affect our business.  In addition, we have incurred net losses for each of the last three fiscal years, and cannot assure you that we will be profitable in the future.  Finally, our common stock may be classified as a “penny stock,” which represents an inherently risky investment.  As such our common stock would be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.   Investors should carefully review all of the risk factors disclosed in our amended Form 10-K before making an investment decision.

On April 1, 2011, the Company filed a Form 12b-25, Notification of Late Filing (“Notification”) with the SEC disclosing that, due to the nature and timing of a pending audit review, the Company was unable to file its annual report on Form 10-K for the fiscal year ended December 31, 2010 on a timely basis.  The Company gained a fifteen-day extension by filing this Notification.  However, the Company was unable to file its Form 10-K within that extension period. i.e., by April 15, 2011.  The Company intends to file its Form 10-K within the week.

About JBI, Inc.

JBI, Inc. is an alternative Oil and Gas company. JBI developed a process that converts waste plastic into fuel (Plastic2Oil). JBI scaled a 1kg process to a 20MT commercial processor in less than 1 year. For more information please review our SEC filings, including without limitation our amended Form 10-K our amended Form 10-K filed with the SEC on December 16, 2010.

Forward Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company’s Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's amended Annual Report on Form 10-K, filed on December 15, 2010, with the Securities and Exchange Commission, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:

JBI, Inc.
Investor Relations
(877) 307-7067